Sturm, Ruger & Co.(2018 Annual Meeting) May 9, 2018

Corporate Speakers:

•	C. Michael Jacobi; Sturm, Ruger & Co., Inc.; Chairman
•	Kevin Reid; Sturm, Ruger & Co., Inc.; VP, General Counsel & Corporate Secretary
•	Phillip Widman; Sturm, Ruger & Co., Inc.; Director
•	Sandra Froman; Sturm, Ruger & Co., Inc.; Director
•	Chris Killoy; Sturm, Ruger & Co., Inc.; President, CEO & Director

Participants:

•	Colleen Scanlon; Catholic Health Initiatives; SVP & Chief Advocacy Officer
•	Mike Solberg; Union Church of Hinsdale; Pastor, Senior Minister
•	Terrell Williams; BUILD; Organizer & Co-Director of Turnaround Tuesday
•	Jafar Azmayesh; 1776 Holdings LLC; Agent
•	Unidentified Participant; Metro-IAF; member

PRESENTATION

Michael Jacobi: Good morning. Will the meeting come to order?

I’d like to start by welcoming all of you to Prescott. We have wonderful weather this morning. This is the second time we have had an annual meeting here in Prescott, where we have a beautiful facility with 400 wonderful employees. We’re very happy to be here.

I am Mike Jacobi, the Chairman of the Board of Sturm, Ruger & Co., Inc. And it is my pleasure on behalf of the directors and officers of Sturm, Ruger & Co., Inc. to welcome those present, including those attending the meeting through our webcast, to the 2018 Annual Meeting of stockholders.

As a reminder, please silence your cell phone during the meeting. All questions should be held until the end of the meeting, after the presentation by our Chief Executive Officer Chris Killoy. When you do have a question, please identify yourself, come up to the mics and the questions will be limited by to two minutes.

As of this time, I would like to introduce the Company’s other Directors. First, John A. Cosentino, he was not able to attend. He’s our lead Director and Vice Chairman and he’s listening in to the webcast. Michael O. Fifer who is also a Vice Chairman, Sandra S. Froman, Christopher J Killoy who is our President and CEO, Terrence G. O'Connor, Amir P. Rosenthal, Ronald C. Whitaker, and Phillip C. Widman.

I would also like to introduce our Company Officers. Thomas A. Dineen, Senior Vice President, Treasurer, and Chief Financial Officer; Thomas P. Sullivan, Senior Vice President of Operations; Kevin B. Reid, Sr., Vice President, General Counsel and Corporate Secretary; Shawn C. Leska, Vice President of Sales; Sarah F. Colbert, Vice President of Administration; Robert J. Werkmeister, Jr., Vice President of Marketing; and Michael W. Wilson, Vice President of Mayodan Operations.

I would also like to introduce Jeff LaGueux and Craig Dent, outside counsel from Patterson Belknap Webb & Tyler. Andy Warren and Brian DiPaola, are independent auditors from RSM US LLP who are available after the meeting to answer any appropriate questions you may have. And Philip Meyer, our Stock Transfer Agent from Computershare Investor Services.

In fairness to all stockholders attending the meeting or listening to the webcast, and in the interest of having a fair, orderly and constructive meeting, the following rules of conduct and procedure will apply. All stockholders, proxy holders and other authorized representatives must register at the reception desk before entering the room for the meeting. The use of cameras, sound recording equipment, communication devices, or any other similar equipment is prohibited without the express written permission of the Company.

Only stockholders of record of the Company’s Common Stock as of March 15, 2018 or their proxy holders are entitled to vote at the meeting. Similarly, only stockholders of record or their proxy holders may address the floor during the question and answer period when the Chairman indicates the floor is open for discussion or questions. Stockholder questions or remarks must be relevant to the meeting, pertinent to matters properly before the meeting, and briefly stated within the maximum time limit of two minutes.

The meeting is not to be used a forum to present general economic, political or other views that are not directly related to the business of the Company. The views and comments of all stockholders are welcome; however, the purpose of the meeting will be observed and the Chairman will stop discussions that are irrelevant to the business of the Company or the conduct of its operations, related to pending or threatened litigation, derogatory references that are not in good taste, longer than two minutes, substantially repetitious of statements made by other stockholders, or related to personal grievances.

If there is any matter that is of personal concern to a stockholder and it is not an appropriate subject matter for general discussion, please defer discussion of such matter until after the meeting. At that time, or some other mutually convenient time, an Officer of the Company will be available to meet with stockholders to discuss such matters. You may also contact the Company following the stockholders meeting by calling 203-259-7843 and selecting the “Investor Relations” option.

The Chairman of the meeting shall have the authority necessary to preside over the meeting and make any and all determinations with respect to the conduct of the meeting and procedures to be followed during the meeting. The Chairman will consider the violation of these rules cause for expulsion from the meeting. In the event of disorder, the Chairman may immediately conclude the meeting and declare the polls open for such period of time as he may determine to receive votes by proxy or ballot on items of business properly before the meeting.

Thank you for your cooperation.

To take care of the necessary appointments and documentations for the meeting, to establish a quorum, and to take votes on the items of business properly brought before the meeting.

These items of business are, one, to elect nine Directors to serve on the Board of Directors for the ensuing year; to ratify the appointment of RSM US LLP as the Company's independent auditors for the 2018 fiscal year; to hold an advisory vote on the compensation of the Company's named executive officers; to vote on a shareholder proposal to require a report on the Company's activities related to safety measures and mitigation of harm associated with company products; and any other business as may properly come before the annual meeting, or any adjournment or postponement thereof.

As the Company's bylaws provide, I will act as chairman and conduct the meeting. Corporate Secretary, Kevin B. Reid, Sr., will act as secretary of the meeting and was appointed as inspector of elections before the meeting. As inspector, Mr. Reid will determine the presence of a quorum and serve as judge on all matters requiring a stockholder vote at this meeting.

Let the minutes of today's meeting show all of the documents concerning the call and notice of this meeting are available here for inspection by any stockholder and will be filed with the records of the Company, including a copy of the notice of availability of proxy materials; an affidavit of mailing, certifying that the proxy materials were mailed to the stockholders of record of the Company; the signed oath and report of the inspector of elections; and a list of registered stockholders entitled to vote at this meeting.

We have previously supplied each stockholder of record with a notice regarding availability of proxy materials that contain instructions on how to access the Company's proxy statement and Form 10-K. Extra copies of these documents are available in the back of the room. Additional proxy forms are available for anyone here who has not submitted a proxy and would like to do so, or for anyone here who has submitted a proxy that he or she would like to change. If so, please see Philip Meyer of Computershare at this time.

If you are voting in person today, you may give your proxy form to Mr. Meyer at any time during this meeting, up until the vote is closed on the voting matter. In the interest of time, we encourage you to do so as soon as possible.

We would ask that all those present at the meeting sign the attendance book after the meeting is adjourned, if you have not already done so. The bylaws of the Company provide that a majority of the voting stock shall constitute a quorum for the transaction of business at this meeting, based on proxies and stockholders present.

Mr. Reid, may we have the report of the inspector of elections on whether or not a quorum is present?

Kevin Reid: Mr. Chairman, the proxies received by the Company in connection with the 2018 annual meeting of stockholders of the Company have been examined and have been found to be in proper form. And there are present at the meeting, in person or by proxy, at least 15,653,742, or 89.7% of the shares outstanding of the Company which are entitled to vote. And such shares constitute a quorum for the transaction of business at the meeting.

C. Michael Jacobi: Thank you. Because a quorum is present, this meeting will proceed. Mr. Reid, were there any additional stockholder nominations or proposals for the business for this meeting, properly filed with you as Corporate Secretary in accordance with the advance notice requirements of the Company's bylaws, other than those already mentioned?

Kevin Reid: No, Mr. Chairman, there were not.

C. Michael Jacobi: As a result, the business of this meeting is limited to the matters set forth on the agenda. Detailed information on each of the proposals is included in the proxy statement, copies of which are available in the back of the room.

The first order of business is to elect Directors for the ensuing year. As indicated in the Company's proxy statement, nine Directors will be elected at today's meeting. Those directors receiving the highest number of votes, or a plurality of votes of shares present in person or by proxy at this meeting, will be elected as Directors of the Company, to serve until the 2019 annual meeting of stockholders, and until their successors are duly elected and qualified.

As indicated in the Company's proxy statement, the Board of Directors has nominated the following persons to serve as directors: Myself, C. Michael Jacobi; John A. Cosentino, Jr.; Michael O. Fifer; Sandra S. Froman; Christopher J. Killoy; Terrence G. O'Connor; Amir P. Rosenthal; Ronald C. Whitaker; and Phillip C. Widman.

The Company's bylaws require that a stockholder give advanced notice to the Company in order to nominate any person as a Director. Because no such notice was received, I hereby declare the nominations for Directors closed.

The second order of business on the agenda is the ratification of the board's appointment of RSM US LLP as the Company's independent auditors for the 2018 fiscal year. The affirmative vote of at least a majority of the shares entitled to vote and represented in person or by proxy at this meeting is required to ratify the appointment of RSM US LLP as our independent auditors for the 2018 fiscal year.

At this time, I call upon Phillip C. Widman, the chairman of our audit committee, for the audit committee's recommendation.

Phillip Widman: Mr. Chairman, I move that the action of the Board of Directors in selecting RSM US LLP as independent registered public accounting firm for the Company's 2018 fiscal year be ratified and approved.

C. Michael Jacobi: Are there any remarks on the selection of the independent auditors?

The third order of business on the agenda is an advisory vote to approve the compensation of the Company's named executive officers, as described in the 2018 proxy statement, otherwise known as the say-on-pay vote. While the vote is not binding on the Board or the Company, we will review the voting results and take them into consideration when making future decisions regarding the compensation of our named executive officers.

The affirmative vote of at least a majority of the shares entitled to vote and represented in person or by proxy at this meeting is required to approve, on an advisory basis, the say-on-pay vote.

At this time, I call upon Sandra S. Froman, a member of the compensation committee, for the compensation committee's recommendation.

Sandra Froman: Mr. Chairman, I move that the compensation of the Company's named executive officers, as described in the 2018 proxy statement, be approved by advisory vote of the stockholders of record of the Company as of March 15, 2018.

C. Michael Jacobi: Are there any remarks on the motion to approve the compensation of the Company's named executive officers by advisory vote?

The fourth order of business is a shareholder proposal which, if passed, would require a report on the Company's activities related to safety measures and mitigation of harm associated with company products. The shareholder proposal, the supporting statement of the proponent of the proposal, and the Board's recommendation and response to that proposal are contained in their entirety in the proxy statement.

The affirmative vote of at least a majority of shares entitled to vote and represented in person or by proxy at this meeting is required to approve this shareholder approval.

At this time, I call upon the proponent, or a qualified representative of the proponent, to move the proposal.

Colleen Scanlon: Thank you. Good morning, I'm Colleen Scanlon of Catholic Health Initiatives, and I'm here on behalf of my organization, and behalf of the Sisters of the Holy Names, and 10 additional faith-based shareholders to present Proposal Four.

I move that the Board issue a report to shareholders by February of 2019, at reasonable expense and excluding proprietary information, on the Company's activities related to gun safety measures and the mitigation of harm associated with gun products, including the following -- evidence of monitoring of violent events associated with products produced by the Company; efforts underway to research and produce safer guns and gun products; an assessment of the corporate's reputational and financial risk associated with gun violence in the United States. Thank you.

C. Michael Jacobi: Are there any remarks on the shareholder proposal?

Mike Solberg: Yes, my name is Mike Solberg, and I am a pastor in Hinsdale, Illinois, and a leader with Metro-IAF, which represents hundreds of faith-based and civic organizations in the United States and in Europe, and I am also a shareholder of the Company.

I would like to ask, first of all, a question about the Board's response to the proposal put forth by ICCCR, and that is, the response to the proposal identifies any issues regarding gun violence as an issue for law enforcement. You say that this is a -- you put in quotes, "Not so much a public health crisis, but rather, a law enforcement issue."

I have a document, signed by 123 different law enforcement leaders and mayors, and even governors of states, which shows that many of us disagree. That is, it's not simply a law enforcement issue, but it is an issue that is broad-based in our society and demands a broad-based solution.

And so, I would like to ask if they company, Mr. Killoy, if you will meet with us within 30 days, to be part of the solution to a broad-based problem, and be a part of the broad-based response?

C. Michael Jacobi: Could I just say that in response to that question, I'd like to hold that response until after Mr. Killoy's presentation, so he'll address that when he finishes later today, later this morning.

This concludes discussion on all formal matters to be brought before the shareholders, and we will commence to vote on these matters.

Kevin Reid: The polls are open as of 9:19 a.m., on May 9, 2018, for each matter to be voted upon.

C. Michael Jacobi: The time has come to vote on the matters properly before the meeting. Ballots will be passed out to any stockholder who desires to vote by ballot. There is no need for anyone to vote by ballot if he or she has already voted by proxy.

Kevin Reid: Is there anyone here who wishes to vote by ballot? Seeing no one, the polls for all voting matters are now closed at 9:20 a.m. on May 9, 2018.

C. Michael Jacobi: The voting is complete. Accordingly, I will now ask the Inspector of Elections for a report on each vote.

Kevin Reid: Mr. Chairman, we've completed the tabulation of votes, with the following results. On the first proposal, the election of Directors, I report that the following nominees have been elected as Directors of the Company, to serve until the next annual meeting of stockholders -- C. Michael Jacobi; John A. Cosentino, Jr.; Michael O. Fifer; Sandra S. Froman; Christopher J. Killoy; Terrence G. O'Connor; Amir P. Rosenthal; Ronald C. Whitaker; and Phillip C. Widman.

On the second proposal, the ratification of the independent auditors for 2018, I report that a majority of the shares present and voting were cast for the approval of RSM US LLP as the Company's independent registered public accounting firm for 2018, and their selection is therefore ratified.

On the third proposal, the advisory vote on the compensation of the named executive officers as presented in the proxy statement, I report that a majority of the shares present and voting were cast for the approval of the compensation of the Company's named executive officers.

On the fourth proposal, which is the shareholders' proposal to require a report on the Company's activities related to safety measures and mitigation of harm associated with company products, I report that a majority of the shares present and voting were cast for the proposal, and therefore, that the proposal did pass.

C. Michael Jacobi: Thank you, Mr. Reid. The chair declares that all of the nominees for director named in the proxy statement have been elected, and three proposals have passed.

I now direct that Mr. Reid prepare a written report for the results of the election, to be incorporated into the minutes of this meeting and included in a Form 8-K. This concludes the formal business of the meeting.

At this time, I would like to introduce our CEO, Chris Killoy, and just note that this is Chris's one-year anniversary as the CEO. He's been with us for many years, and I just want to comment that Chris has done a very skillful job in navigating through a difficult market through the past year, but he will make his presentation now.

Chris Killoy: Thank you, Mike.

C. Michael Jacobi: Oh, I just want to -- at this time, I would like Kevin Reid, our vice president and general counsel, to read a cautionary statement, after which our President and Chief Executive Officer, Chris Killoy, will report on the Company's business to the stockholders, followed by a short question-and-answer period for those present.

Kevin Reid: So, we just want to remind everyone that statements made in the course of this meeting that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including, but not limited to, the Company's reports on Form 10-K for the year ended December 31, 2017, and Form 10-Q for the fiscal quarter ended March 31, 2018. Copies of these documents may be obtained by contacting the Company or the SEC or on the Company website at www.ruger.com/corporate, or of course the SEC website at www.sec.gov.

We do reference non-GAAP EBITDA. Please note that the reconciliation of GAAP net income to non-GAAP EBITDA can be found in our Form 10-K for the year ended December 31, 2017, and our Form 10-Q for the quarter ended March 31, 2018, which are also posted on our website. Furthermore, the Company disclaims all responsibility to update forward-looking statements.

Chris?

Chris Killoy: Thanks, Kevin; thanks, Mike. As you know, the shareholder proposal that was presented today passed. That proposal has received a lot of media attention, and I'm confident that its passage will as well. But I want to be really clear about what this proposal represents, and what it does not.

The proposal requires Ruger to prepare a report. That's it, a report. The shareholders have spoken, and we’ll follow through on our obligation to prepare that report in due course.

What the proposal does not and cannot do is to force us to change our business, which is lawful and constitutionally protected. What it does not do, and cannot do, is force us to adopt misguided principles created by groups who do not own guns, know nothing about our business, and frankly, would rather see us out of business. The proposal also cannot change what Ruger’s about and what we stand for, so let's talk about that for a few minutes.

I'd like to show you a brief video, followed by some PowerPoint slides, and then we'll go to questions and answers.

(Video playing)

Unidentified Company Representative: Since our founding in 1949, Ruger has become an iconic symbol of success as a manufacturer of rugged, reliable firearms for the commercial sporting market. From our early beginnings to the present day, Ruger has set the gold standard of corporate responsibility.

The Ruger motto, "Arms makers for responsible citizens," echoes our commitment to these principles, as we continue to design and manufacture quality and innovative products for our customers. Made in America is more than a tagline of Ruger. It's the heartbeat of our company.

Ruger firearms are made in American factories, the result of the dedication of our loyal associates, who build pride and craftsmanship into every Ruger firearm. We operate four production facilities in four states across the country. Ruger is loyal to our proven, two-step distribution process. Currently, we sell to 19 domestic, 27 law enforcement and 38 international distributors.

Long recognized as a full-line manufacturer of rugged, reliable firearms, Ruger continues to build on that tradition. We offer our customers innovative firearms that the average person can afford. 2018 marks another year of innovative offerings. New pistols, like the EC9s and the Security-9, along with new rifle platforms like the PC carbine and the Ruger Precision Rimfire, are already creating market excitement.

Ever mindful of the changes in the marketplace, Ruger is not interested in merely keeping pace. We would rather lead the field in the design and manufacturing of quality, affordable firearms. Ruger is a company that makes firearms that our loyal customers are proud to own, a company that our associates are proud to work at, and a company that our investors look to for long-term returns.

Ruger is the nation's leading manufacturer of rugged, reliable firearms for America's responsible citizens. We manufacture a full line of firearms that reach across a broad spectrum of the shooting market.

From the beginner to the target shooter, and up to the competitive shooter, Ruger offers a wide range of firearms to meet their needs. For the hunter, wherever their adventures take them. At home, or abroad, whether you're in pursuit of small game or dangerous game, Ruger builds a rifle for you. Ruger offers a large selection of firearms designed for law enforcement, personal defense, home security, and the peace of mind they provide.

Ruger is one of the most respected brands in the firearms industry and has been recognized annually by winning the most coveted industry awards. Our brand presence remains strong and consistently visible across traditional media outlets, including print and television. We also stay well-connected to our loyal customer base through a wide variety of social media outlets.

The spirit of innovation never rests. Ruger has listened to their customers, developed new firearms to meet their needs, and is charting a future based on these same, proven principles. Ruger firearms are made in America, crafter by American men and women in our American factories, for you, America's free and responsible citizens.

Chris Killoy: All right, for those of you following the webcast who may not be here present today, there is a link on our website to the video so you can replay that. That link will be there for a while. Next slide.

Going back to 1991 through 2016, this shows a bar chart of firearms production in the US, plus imports, less exports, so basically, the firearms available to the consumer market. As you can see, it's been an up-and-down journey.

In that 26-year period, there are 25 comparisons, year-over-year. Fifteen of those year-over-year comparisons were up years; ten of those were down years. And so, when you think about that, the volatility in our business is to be expected and anticipated. However, the overall trends are good; they're solid; they represent overall upward trend. But again, anyone who thinks it's smooth sailing just has to look at 2017 for an indication of how rapidly things can change.

The other thing that we look at, and that a lot of people in the media look at, is NICS checks, the National Instant Check System administered by the FBI. This also shows a lot of volatility, but what it really shows is a lot of seasonality. The seasonal spikes you see every December are typical within our business and follow a fairly repeatable pattern, but again, the overall trend is up.

You'll see month-to-month changes; you'll see analysts say that the business must be in trouble because they see NICS checks down 4% or 5%, or things are going great because they're up 4% or 5%. Just a reminder, Ruger sells two-step distribution, so what we sell to our distributors still goes from their warehouses to retailers, and then to the consumers. The NICS checks is what happens from the licensed retailer to the consumer.

New product development was mentioned in the video. That's really the lifeblood of the Company. We start, early on, listening to our customers. We call it voice of the customer. We listen to them through a variety of ways. Our folks are in the field all the time, attending matches, working with retailers. We get a lot of feedback from our sales staff, our distributors. Then, we spend a lot listening on the various forums, whether it's Facebook, social media, whether it's e-mail, the CEO function we have on our website -- a lot of feedback comes through us, and we take all that into consideration.

Great new product engineering and development team. We're very skilled at rapid prototyping. Our folks have increased -- the ability to rapidly prototype ideas has just gone up exponentially in the last couple of years. I'm very proud of our capabilities there.

Field testing. We do a lot of field testing. There were a couple shots in the video of some of us on the management team, recently testing some guns that have yet to be launched. But again, that's an important part of our business is field testing those with our sales staff, with our brand ambassadors, with partners that we have throughout the distribution channel, and that helps us stay on track with what our customers are looking for.

And then, production and inventory before we launch. One of the things that we noticed in this industry some years ago, my predecessor Mike Fifer picked up on very quickly is that so many people would introduce a product, and there'd be no product available. You'd have a lot of hype, might be at a SHOT Show, might be at the NRA Show. There'd be a lot of hype, a lot of magazine covers, but no product.

We've successfully changed that. We've gotten it into our culture that before we launch the products, we have product available. And not only available, we actually have it shipped into our distributors' warehouses. So, as a consumer, when you see a product launch notification, prior to that, there was a launch to our retailers, and prior to that was a launch to our distributors, or wholesalers, to make sure they can have the product at their warehouses, ready to go.

Just in 2017 and 2018, long period, five-quarter period, but 64 new products, 106 new models, over 300 distributor exclusives, and this is an important part of our business. The distributor exclusives that we might do with, say, Lipsey's, or Davidson's right here in Prescott, account for a good percentage of our sales, and are critical to keeping the consumer excited, the dealer excited, and increase distributor profitability. It's an important part and important strength of the Ruger business model.

Currently, we've got over 600 variations going across 40 of our major product lines, or product families. The big four that we launched in late December this year, just as 2017 was coming to an end, to kick off the show season in Q1 of 2018, Pistol Caliber Carbine and 9 millimeter, probably the most exciting gun in the industry right now, very tough to get a hold of. We're making them every day. That comes out of our factory in Newport, New Hampshire.

Security-9 pistol also launched in late December. Great new product introduction, launched right here in Prescott by our team right up the road here, along with the next gun. The EC9s follows on the heels of the very successful LC9. Again, a Prescott product. Some of the folks from Prescott are here today, and I thank all of you for your work on these great guns.

And then lastly, the Ruger Precision Rimfire, built down in our newest factory and made in North Carolina. Those folks down there did a great job with this product, launched at SHOT Show. All four of these have had great reaction with our consumers, great reaction with our trade press and the distributors and retailers, and very strong orders as we enter Q1, and actually finish Q1 -- a big part of our success in the most recent quarter.

All told, we had about 49 different SKUs, or stock keeping units, individual models, if you will, that we launched in December at the SHOT Show. Everything from new bolt-action rifles with new camo patterns; LCR with a three-inch barrel, adjustable sight; our GP100. Some of these are legacy products that we continue to refine and enhance.

The Mark IV, again, made here in Prescott; SP101 Match Champion, and then some packaged products that we did, the Ruger American Rifle in the Predator series with the Vortex scopes. Again, adding excitement to the industry, adding profitability to retailers and distributors.

Now, a little bit of our financials. This is a five-quarter look, so we go back, if you will, from right to left, Q1 of 2017 through 2018. Twenty-seventeen started off very well. We had a very strong Q1, as you can see from the figures represented there, revenues of $167 million with strong earnings per share, strong profitability throughout.

However, 2017 really saw the market changing and scrambling to adapt. Ruger, I think, got out in front of that change, from the standpoint of both managing our production, dealing with inventory at the retail and distributor level, which is a key factor in navigating through 2017. But, there was some pain in 2017. We had a lot of attrition that we didn't replace folks. We were down over 700 heads in that five-quarter period, so that's a tremendous impact to all of our organizations, as well as to a lot of those individual families.

In Q1 of 2018, things started to turn around. Sales decreased year-over-year, Q1 2017 to Q1 2018. They decreased about 22%, and our earnings per share decreased 33%. But, compared to Q4 2017, sales increased 11%, and earnings per share increased 37%. Cash generated from the operations in that quarter, this quarter we just concluded, $45 million.

I mentioned before the inventory picture. Again, being a two-step distribution, it pays to remind everyone that Ruger is one of the few firearms manufacturers that only sells to the distributors. We don't sell to big-box stores or independent retailers directly, so even a company as big as Bass Pro or Cabela's or Walmart are serviced by one of our 19 distributors. So, Ruger inventory over the last couple of quarters, we've taken that down. Distributor inventory is also down significantly. Distributor inventory, in fact, peaked in Q2 of 2017, down in Q3, down in Q4, and now down to about 252,000 at the end of Q1. Next slide.

And a lot of you have heard me talk before about what we expect of distributors. We think it's reasonable that distributors should be able to turn their inventory, as a target rate, six to eight times. In this case, that black line represents six turns, 273,000 units, so right now, we're actually below the six turn level.

Now, that's not a perfect science. Things go up, things go down, but we're very pleased with how we ended Q1, from both inventory in the channel at the wholesale level, anecdotally what we hear at the retail level, and then certainly at Ruger, down to 51,000 units.

Another strong part of Ruger's operation is our strong commitment to a solid balance sheet. Tom Dineen, our CFO, does an excellent job keeping our strength in this area. This chart indicates cash returned to shareholders over from 2006. It shows a history of our cash balances. The cash balances are shown here on the left Y axis, and you see over time a significant pattern of stock repurchases, as well as special dividend when it makes sense. And we also have a quarterly dividend that's paid, not based on a fixed rate, but based on 40% of our earnings.

So, again, our Q1 ending cash balance, $103 million. Current cash balance as of today is about $120 million. Our accounts receivable are current at 97%, and we have no debt. That's the other thing that separates us from a lot of our fellow companies in the news, the strength of our balance sheet, as well as the strength and the overall health of the Company.

The other day, I think it was Friday, we had 17.4 million shares outstanding. That reflects the stock repurchases from last year. So, for Q1, that's the new total, 17.4. On Friday, the share price was about $58, and just over $1 billion in market cap.

Again, key metrics for a lot of people in the audience, certainly for all of our shareholders, but we don't run our company watching the stock price day-to-day. We run it watching what our customers are looking to buy; we run it looking at what our distributors are selling downstream into their retailers, to make sure we can deliver them what they need, when they need it, keep them profitable, and keep them healthy.

And then, lastly, a quick update on our 2018 scheduled earnings calls. These will be on our webpage.

And then, in closing, before we take your questions, again, this is a great map up here, shows what the great folks in Newport, New Hampshire, our headquarters, Southport, Connecticut, made in North Carolina, our newest factory; Ruger Precision Metals, just outside St. Louis, Missouri, and right here in Prescott, Arizona. We're very proud of all of our factories, all of our people. That's what makes Ruger great.

And with that, I think we'd like to open it up to questions.

QUESTIONS AND ANSWERS

Unidentified Company Representative: Yes, at this time, we will open the floor to questions from members of the audience who are here in person. Anyone wishing to ask a question should stand up and come up to the microphone. After being recognized, please identify yourself through the chair. Your questions will be addressed by Mr. Killoy.

As I noted at the beginning of the meeting, please limit your questions to corporate business and make them no longer than two minutes, to allow us time to address all questions. Are there any questions?

Colleen Scanlon: Again, I'm Colleen Scanlon from Catholic Health Initiatives, representing my organization and 10 additional faith-based members of the Interfaith Center on Corporate Responsibility.

The fact that a majority of shareholders is asking you to look at gun safety is incredibly significant. You say you're committed in your video, to quality, affordable firearms. What about safer firearms?

Can you describe what actions Sturm, Ruger is taking to design and manufacture safer guns and gun products, and any other safety measures the Company is undertaking to mitigate the reputational and financial risks the Company faces as a result of episodes of gun violence?

While gun violence is an issue of concern to everyone, the responsibility to market safe guns sold to the public appropriately lies with gun manufacturers and distributors. In response to public pressure, national gun retailers are imposing greater safety restrictions on guns sold to the public, insisting on safer products and clearing their shelves of the most dangerous assault-style weapons and accessories.

Banks, credit card companies, institutional investors, and large asset managers are all assessing their relationships with the industry. Yet, we have seen no evidence of our company's efforts to change its practices and policies.

The American public will continue to seek solutions to random, senseless gun violence from all stakeholders. They will return to gun manufacturers and expect an honest accounting of the efforts they have made to avoid these tragic events. We want to see Sturm, Ruger presenting solutions, and we look forward to working with you to pursue any and all efforts to advance gun safety.

If new product development, as you said, Mr. Killoy, is the lifeblood of Sturm, Ruger, safer guns needs to be on that development agenda. Please share the corporate efforts you are taking to research and produce safer guns. Thank you.

Chris Killoy: Thank you. Well, you know, one of the things I would ask all of you, if you haven't already, is take a look at our letter to shareholders dated March 12th. It's on our website. It's filed as an 8-K, and so it's available on the website to review. I think we also have some copies in the back of the room, if you'd care to take a look at that.

One of the things, when we talk about gun safety, Ruger has always sought to design safe firearms. You know, in fact, we're the first firearms company to invent a transfer bar safety to prevent accidental discharge in Colt-style, single-action revolvers many, many years ago.

For over 30 years, we've been shipping locks with every firearm we make, whether it's a handgun, rifle, or shotgun. To date, that total of locks distributed with our firearms is over 19 million locks. That's not a requirement; that's a voluntary measure we take to ensure the safe storage of our firearms.

I can assure you that, at every stage of a new product development, we're constantly looking at things like the product's ability to handle a drop test, the product's ability to incorporate a manual safety that works reliably, when it should and when it shouldn't.

And in fact, we've actually had recalls over the years when we had a problem with that and we discovered there might be something that just wasn't as good as it should be, and we've recalled those products as necessary. We do take that very seriously. Again, I would ask you to refer to the March 12th letter. And again, we will be reporting as required, on February of 2019, in compliance with the shareholder proposal.

Mike Solberg: Again, my name is Mike Solberg, a pastor in Hinsdale, Illinois, and part of the Do Not Stand Idly By campaign of Metro-IAF, as I said, an organization of hundreds of faith-based and civic organizations that addresses matters of common concern to the citizens that are part of our organizations.

I was honestly surprised, Mr. Killoy, at the tone of your opening remarks in rejection of the shareholder resolution. You wanted to make it clear, right from the start, that you're not giving an inch to this shareholder resolution. That you will complete the report as required, but that your intent is not really to engage with the shareholders who care about this, nor with possible customers for whom it would add value to the Company to respond in a cooperative way.

What the ICCR resolution is looking for, and what my organization is looking for, is engagement. The reality of gun violence in our society is a complicated, multifaceted issue. The gun manufacturers are not the only part of the problem, but there is a big problem, and a solution is multifaceted.

And so, as a shareholder, I am concerned at the Company's unwillingness to engage with other shareholders, other possible customers, in trying to figure out how we can reduce the use of our guns in murders and other crimes, not through the standard distribution markets that you recognize, but through secondary markets, which everyone knows full well exist, and which manufacturers can take measures to begin to describe.

You say that it's a law enforcement issue and that all of your wholesalers and their retail outlets are federally licensed, and yet, everyone knows that the feds do not have the ability to enforce all of the requirements, and that guns do end up in the hands of the wrong people, and are used for crimes, and that we as a manufacturer have a responsibility to try to engage the issue and figure out ways to improve the situation for the reputation of our company, and for the wellbeing of the American public.

So, Mr. Killoy, again I ask, will you meet with Metro-IAF and the Do Not Stand Idly By campaign within 30 days, along with your discussions with ICCR, to address these issues and engage with the public about the safety measures that have been put before you?

Chris Killoy: Thank you, Reverend. The short answer is no, we will not be meeting, and the real reason is we don't meet with any of our individual shareholders. We don't go meet with the big institutional shareholders; we don't hold meetings with our largest institutional shareholders, like Black Rock or Vanguard.

First, that could be in violation of Regulation FD, or Fair Disclosure, from the SEC, that when we disclose information regarding our business to one shareholder, we have to disclose it to all. Consequently, that's why we have a series of 8-K reports on our website, when it's something that we want all of our shareholders to be aware of.

Mike Solberg: Well, sir, I'll make sure there are no shareholders in the room, and the rest of our people can meet with you.

Chris Killoy: Regardless, I don't think those people, or even the shareholders who would advance what I would consider to be activist or well-intentioned proposals have our company's best interest at heart.

Our company's best interest is served by meeting the needs of our customers at the wholesale, retail, and consumer level, and those customers -- and we have a fiduciary responsibility to our shareholders to ensure a fair return on their investment in the Company. And we don't see that people who ask us to stop manufacturing firearms that are perfectly legal and sold throughout the country is in the best interest of our shareholders.

Mike Solberg: But that's what I want to do. I want to clarify that's not what we're doing. We are not gun control advocates. We are not encouraging you not to make certain weapons. We are encouraging you to take the reputational risks of this issue seriously and engage with those who want to make a difference.

Chris Killoy: I can assure you reputational risks is a big factor, and in our 10-K, we outline key risk factors to our business. And reputational risk can result in either legislation, litigation, or decreased demand from our consumers, all of which we outline as risk factors in our 10-K.

Mike Solberg: Well, I hope that all of the shareholders listening around the world are listening to this continued policy of non-engagement on an issue that obviously matters to over half of the shareholders of the Company.

C. Michael Jacobi: If I may interrupt, I just want to remind everyone that the purpose of this time is to ask questions. It's not intended to be a political forum or opportunity to air your views. So, if you would, please, limit yourself to questions germane to the Company and the business at hand, I would appreciate it.

Mike Solberg: I appreciate the comment, but all of my comments have been aimed at the reputational risk of the Company, not what you would consider to be political statements.

C. Michael Jacobi: All right, are there any other--?

Terrell Williams: First, I am a former Marine and a gun owner. My name is Terrell Williams. I'm an organizer with BUILD and IAF. I run a program in Baltimore City for people who are incarcerated, and helping them to get living-wage jobs.

But today, I am here to urge you to act. I am here to say can you be, really, a part of the solution? Your guns are the second most common gun collected by police in crimes in every city from which we have collected data. And I'd like to ask, does the prevalence of these guns in police statistics, are there serious risks to the Company's reputation and its future?

I was shot in 2001. I was shot driving from D.C. to St. Louis to visit my dying father. I was fortunate to survive, but many people are not. This type of gun violence happens every day in our cities. This past Saturday, two teens were shot; one of them was killed. His father had just taken him, three weeks earlier, to Hampton University. He was a star lacrosse player, captain of the team. This issue of gun violence must be dealt with, from our stakeholders and stockholders alike.

On life-or-death situations, we cannot sit on the side. Together, I believe we can do a better job with background checks. Together, I believe that we can change the capacity on magazines. Together, I believe that we could work together to bring to market a secure, safe, smart and traceable product.

Maybe you haven't had your skin pierced by a bullet, or someone you love, or the people who look like you. Certainly, those that look like me suffer from it every single day. You have a seat at this table. I need you to have a seat at the solution table. You can't be spectators. We have to act.

There are two African-American men in this room today. I am one, and there is one on your board. I am saying to you, you've got to listen to us. We need to meet with you, Mr. Killoy. We need your attention. I believe Ruger can be a leader in this industry. But I believe that you're a smart, capable executive that can make great decisions, but I believe instead of starting with products, we have got to begin to start with people and think about how this great product we make is affecting people every single day.

I ask of you, think about it. Reconsider meeting with us. We are not an advocacy group. We are a group who cares about people, and I care about my gun, so that is not the issue here. I want us to continue to move forward. I want us to continue to have a profitable organization, but we have to be sensible, and that's all we ask. Just meet with us. Thank you so much.

Chris Killoy: Thank you. Well, sir, first, thanks for the question; thank you for your service. As I mentioned before, we will not be meeting with individual shareholders or groups, but I would encourage you to potentially meet with the National Shooting Sports Foundation, which represents multiple manufacturers within the industry. That may be an appropriate first step for that conversation.

Terrell Williams: Sir, could you help us get that meeting, please?

Chris Killoy: I can certainly get you their contact information and let -- get you all that --

Terrell Williams: I take that as a yes.

Chris Killoy: I will put you in -- I will give you their contact information, and reach out to them, and let them know you'll be contacting them.

Terrell Williams: We'll appreciate that; thank you.

Jafar Azmayesh: Good morning, Jafar Azmayesh, 1776 Holdings. There are some quality assets on the market, as you're aware, and certainly probably don't want to or can't get into specifics, but I'm hoping to get a definitive answer on a very general question, which is this, all else being equal, would you rather acquire a ammunition operation or a gun brand?

Chris Killoy: Were you in our board meeting yesterday? We do talk about that. One of the challenges is some of the firearms brands on the market duplicate quite heavily some of the products that we already are into. If something comes on the market, if there's an opportunity, we're just going to take a look at it.

On the ammunition side, that might make sense as well. The challenge with ammunition is you collectively, within Ruger, we have a great management team, a great operations team, very skilled in lean manufacturing, but frankly, none of us have ever run an ammunition company.

We don't have to worry about hedging on commodities, and things like that. That's one of the things we might take a long, hard look at, but we'd have to ground ourselves with the fact that we don't have a lot of experience in that part of the business. But it's certainly on the table, if those potential transactions come down the road or become available.

Jafar Azmayesh: And is our analysis correct that there's not a lot of players that are able to do a big deal? Everybody's pretty hamstrung, and of those who could do a potentially reasonably-sized deal, Ruger would probably be amongst the few?

Chris Killoy: I think that's probably a safe assumption. A lot of the big banks no longer want to be in this space, so you've got the financial buyers that may not be supportive of those transactions. And so, it may be strategic buyers that maybe have the better opportunity.

Colleen Scanlon: Colleen Scanlon. I'd like to ask one more question. I'm from Catholic Health Initiatives. In your statement of opposition to our shareholder proposal, you state that smart gun technology is not available. I think what the shareholders are asking is what you can do to change that reality. Will you put that on your agenda, so that the same security, tracing protections I have on my iPhone will be on guns in the near future, so as to protect our society, our communities, the individuals who live in them and particularly our children?

Chris Killoy: Thank you. First off, we wouldn't disclose proprietary or confidential information about what we're working on or what we're not, to everything down to what's the next caliber in a new firearm to something like individual user technology or smart gun technology, so-called.

One of the things to point out, though, it goes without saying, an iPhone, if you drop it a couple of times, it's not going to function like it should. A firearm is an extremely robust operating system, and there are a lot of challenges. Just because you can get your fingerprint recognition on an iPhone doesn't mean that can work on a firearm.

But, again, we don't comment on anything that we might or might not be looking at. We'll certainly, I believe that was one of the topics in the shareholder proposal, so we'll certainly report on that, as appropriate to the proposal as drafted and approved by the shareholders.

C. Michael Jacobi: Are there any other questions?

Unidentified Participant: I'm [Maria Christina Pagwinowen], also with Metro-IAF and the Do Not Stand Idly By campaign. I'm from Baltimore, and yesterday, at 7:42 in the morning, my son Ben turned 10 years old. I was in my car, driving to the airport to try and catch a 9:25 flight to Phoenix, and as you can imagine, the decision to come here was a difficult one.

And last week, when I was struggling with the decision whether or not to come, I decided to talk with Ben. I told him about the meeting and what it was about, why I felt it was important, and my dilemma. He's a bright and thoughtful boy, and I wanted to know what he thought.

And so, the first thing he said was, Well, Mom, I need some more time to think about it. And so, I checked back in with him after an hour, and he looked at me very seriously with his eyebrows furrowed and said, Mom, I really think you should go. And I said, Why, Ben? It means I'm going to be gone for your birthday. And he said, Well, Mommy, it's a really big problem, and if there's something you can do to help, you should go.

And so, my son Ben, just shy of his 10th birthday, was able to give voice to a key moral, human truth that if there's a problem, and it's within your power to do something, you should. The 19th chapter in the book of Leviticus, 16th verse, puts it this way when it comes to human life, When your neighbor's life is threatened, do not stand idly by.

I cannot stand idly by, because people who I know have lost their lives to the misuse of guns, including a young man that I taught in middle school before I became a priest. His name is Dominique Dungee, and two years ago, at the age of 26, he was shot and killed in Baltimore, and it was a case of mistaken identity.

And so, my question to you is, will you and Strum, Ruger also not stand idly by, and use the power that you have to engage with us and people who want to see a change? And will you reply to this RFI, request for information, that's been signed and supported by 123 jurisdictions, to move forward and be part of the solution?

Chris Killoy: I believe we have a copy of the RFI, Kevin?

Kevin Reid: Yes, we have it, yes.

Chris Killoy: Let me take a look at that when I get back to the office, and I will take a look at it and consider that. We do not plan, as I said, to do individual shareholder meetings. And again, I would tell you that Ruger is very concerned, and always has been, about our business practices. We work closely with the ATF. We work closely with federal, state, and local law enforcement on enforcement of existing firearms laws.

Every Ruger firearm, by the time it gets to the background check that takes place at retail with a federal Form 4473, has already gone from one of Ruger factories, where we undergo periodic ATF inspections, and for the last five or six years, we've had zero violations from the ATF inspections.

It goes from our federal firearms license to a wholesaler, also federally licensed, then to a retailer, also federally licensed. And then, before the consumer can buy it, it goes through a federal background check. Based on the individual states, those are somewhat different as to how they're handled, but all of them get that federal background check at retail.

So, we're proud to work with that system. We're proud to continue to support that, enhance it. We supported the NNSFs, our industry trade association's, FixNICS campaigns to better improve that background check process and improve the state of mental health records in the FBI database, and we've been supportive of that since 2013. But I will take a look at that RFI when I get back. I think Mr. Reid has a copy, and we'll take a look at it.

Unidentified Participant: Thank you. I just respectfully ask, when might we expect a response, just so that we can have our eyes and ears open?

Chris Killoy: We'll take a look at it, and Kevin, when we get back, and we can -- within the next 30 days, we can. Now, that doesn't mean I'm going to respond in something that you're going to necessarily appreciate or like, but I'll take a look at it, I'll read every point, and I'll get back to you on it.

Unidentified Participant: Thank you.

Mike Solberg: I'm sure I've taken my two minutes; Mike Solberg again. But, Mr. Reid, I just wanted to ask a very specific question. Can you report the actual percentages of the vote on the shareholder resolution? You reported a majority, but will you report the actual percentages, please?

Kevin Reid: Those will get filed with the 10-K. That information will become available.

Mike Solberg: You're not able to make it public right now?

Kevin Reid: No, not right now.

C. Michael Jacobi: Are there any other questions? Okay, there being no other business to come before the meeting, I'll ask for a motion to adjourn.

Unidentified Company Representative: Mr. Chairman, I move that the 2018 annual meeting of stockholders of the Company be adjourned.

C. Michael Jacobi: May I have a voice vote on the motion? All in favor, signify by saying aye.

The 2018 annual meeting of the stockholders of the Company is hereby adjourned. On behalf of the board of directors, I would like to thank you for attending the meeting and for your continued support of the Company. Thank you.

Chris Killoy: And one final statement as all of you head home today. Ruger, like all companies, is a collection of people. In our case, we are Americans who work together to produce rugged, reliable, innovative, and affordable firearms for responsible citizens.

We are staunch supporters of the Second Amendment, not because we make firearms, but because we cherish the rights conferred by it. We understand the importance of those rights, and as importantly, we recognize that allowing our constitutionally-protected freedoms to be eroded for the sake of political expediency is a wrong approach for our company, for our industry, for our customers and for our country.

We are arms makers for responsible citizens, and I want to assure our long-term shareholders and loyal customers that we have no intention of changing that. Thank you.